POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                --------------------------------
                                                          OMB APPROVAL
                                                --------------------------------
                                                 OMB Number:  3235-0145
                                                 Expires:  October 31, 2002
                                                 Estimated average burden
                                                 Hours per response. . . . 14.9
                                                --------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 1*

                                       to

                                 SCHEDULE 13G**

                    Under the Securities Exchange Act of 1934

                               Denali Incorporated
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                    248221103
                                 (CUSIP Number)

                                 August 4, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [x] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is being filed solely to reflect the signatures on page 9 and Exhibit 3 of that certain
Schedule 13G (the "Original Schedule 13G") filed by the reporting persons named herein on February 16, 2001. Such signatures had been obtained as of the date of the filing of the Original Schedule 13G but were omitted from such filing. The substantive disclosures set forth in this Amendment No. 1 are, in all other material respects, identical to the disclosures set forth in the Original
Schedule 13G.

CUSIP No. 248221103                       13G                 Page 2 of 10 Pages



--------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Thomas D. Simmons, Jr.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [X]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     173,383 shares of Common Stock
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   170,001 shares of Common Stock
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     173,383 shares of Common Stock
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     170,001 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      343,384 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      5.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      IN
--------------------------------------------------------------------------------

CUSIP No. 248221103                       13G                 Page 3 of 10 Pages



--------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Simmons Family Trust
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [X]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Texas
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     115,604 shares of Common Stock
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   0 shares of Common Stock
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     115,604 shares of Common Stock
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     0 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      115,604 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      1.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      OO
--------------------------------------------------------------------------------

CUSIP No. 248221103                       13G                       Page 4 of 10



--------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Thomas Dudley Simmons, Jr. Marital Trust
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [X]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Texas
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     59,493 shares of Common Stock
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   0 shares of Common Stock
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     59,493 shares of Common Stock
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     0 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      59,493 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      0.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      OO
--------------------------------------------------------------------------------

CUSIP No. 248221103                       13G                       Page 5 of 10



--------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Simmons 1987 Basket Trust
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [X]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Texas
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     54,397 shares of Common Stock
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   0 shares of Common Stock
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     54,397 shares of Common Stock
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     0 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      54,397 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      0.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      OO
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

            Denali Incorporated, a Delaware corporation

Item 1(b)   Address of Issuer's Principal Executive Offices:

            1360 Post Oak Blvd., Suite 2250, Houston, Texas  77056

Item 2(a)   Name of Persons filing:

            (i)   Thomas D. Simmons, Jr.

            (ii)  Simmons Family Trust

            (iii) Thomas Dudley Simmons, Jr. Marital Trust

            (iv)  Simmons 1987 Basket Trust

Item 2(b)   Address of Principal Business Office or, if none, Residence:

            (i)   Thomas D. Simmons, Jr.
                  c/o Simmons Vedder & Co.
                  1800 West Loop South, Suite 1575
                  Houston, Texas  77027

            (ii)  Simmons Family Trust
                  c/o Simmons Vedder & Co.
                  1800 West Loop South, Suite 1575
                  Houston, Texas  77027

            (iii) Thomas Dudley Simmons, Jr. Marital Trust
                  c/o Simmons Vedder & Co.
                  1800 West Loop South, Suite 1575
                  Houston, Texas  77027

            (iv)  Simmons 1987 Basket Trust
                  c/o Simmons Vedder & Co.
                  1800 West Loop South, Suite 1575
                  Houston, Texas  77027

Item 2(c)   Citizenship:

            Thomas D. Simmons, Jr. is a United States citizen.

            Simmons Family Trust a trust organized under the laws of the State of Texas.

            Thomas Dudley Simmons, Jr. Marital Trust a trust organized under the laws of the State of Texas.

            Simmons 1987 Basket Trust a trust organized under the laws of the State of Texas.

Item 2(d)   Title of Class of Securities:

            Common Stock, $0.01 par value per share

Item 2(e)   CUSIP Number:

            248221103

Item 3. If this statement was filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            (a)   [ ] Broker or Dealer registered under Section 15 of the Act
                      (15 U.S.C. 78o).

            (b)   [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                      78c).

            (c)   [ ] Insurance Company as defined in Section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

            (d)   [ ] Investment Company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)   [ ] An investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

            (f)   [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g)   [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G);

            (h)   [ ] A savings association as defined in Section 13(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)   [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)   [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box: [X]

Item 4.     Ownership.

            See Exhibit 1.

Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            The trustees under each of the Simmons Family Trust, the Thomas Dudley Simmons, Jr. Marital Trust and the Simmons 1987 Basket Trust have the authority to distribute assets of each trustee's respective trust, including securities of the issuer and the proceeds thereof, to the beneficiaries of each trustee's respective trust. None of the beneficiaries of each such trust has voting or dispositive power with respect to such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit 2.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            Each Reporting Person hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                                   SIGNATURES

After reasonable inquiry and to the best of knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 16, 2001

                                        /s/ Thomas D. Simmons, Jr.
                                        ----------------------------------------
                                        Thomas D. Simmons, Jr.


                                        SIMMONS FAMILY TRUST


                                        By: /s/ Thomas D. Simmons, Jr.
                                            ------------------------------------
                                            Thomas D. Simmons, Jr.,
                                            Co-Trustee


                                        By: /s/ Wolfram Vedder
                                            ------------------------------------
                                            Wolfram Vedder,
                                            Co-Trustee


                                        THOMAS DUDLEY SIMMONS, JR. MARITAL TRUST


                                        By: /s/ Thomas D. Simmons, Jr.
                                            ------------------------------------
                                            Thomas D. Simmons, Jr.,
                                            Trustee


                                        SIMMONS 1987 BASKET TRUST


                                        By: /s/ Robert A. Seale, Jr.
                                            ------------------------------------
                                            Robert A. Seale, Jr.,
                                            Trustee

                                  Exhibit Index

Exhibit 1 --      Ownership

Exhibit 2 --      Identification of Members of the Group

Exhibit 3 --      Joint Statement Pursuant to Rule 13d-1(k)(1)